Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Increase of Quarterly Cash Dividend

Rancho Cucamonga, CA. (October 25, 2004) -- Vineyard National Bancorp (the "Company") (NASDAQ:VNBC), the parent company for Vineyard Bank (the "Bank"), announced an increase in its quarterly cash dividend to $0.04 per share, payable on November 22, 2004, to shareholders of record as of November 12, 2004. The Company initiated its cash dividend program in the third quarter of 2003 with an initial declaration of $0.01 per share. All per share prices have been adjusted to reflect the two for one stock split paid in the third quarter of 2004.

Vineyard National Bancorp, with $1.3 billion in assets, announced on October 12, 2004, its third quarter earnings and operating results. Net earnings for the quarter ended September 30, 2004 were $3.7 million, or $0.40 per diluted share, compared with net earnings of $2.3 million, or $0.32 per diluted share, for the same quarter ended in 2003. The growth in earnings of $1.4 million represented an increase of 59% over the comparable quarter ended last year. Diluted net earnings per share increased 25% which produced a return on average common equity for the period of 23%.

For the nine months ended September 30, 2004, the Company reported net earnings of $9.9 million, or $1.11 per diluted share, compared with net earnings of $5.4 million, or $0.79 per diluted share, for the same period in 2003. The growth in earnings represented an increase of 84% over the comparable period last year. Diluted earnings per share increased 41%, which produced a return on average common equity of 32% for the period.

"We are very pleased to deliver an increase in our quarterly cash dividend, which now approximates 10% of our most recent quarterly earnings. The Company continues the implementation of our strategic plan; focused on enhancing our unique style and approach to relationship banking, continued organic and internal growth, and delivering a favorable return to all our shareholders," stated Norman Morales, president and chief executive officer of the Company and the Bank.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com under the "Investor Relations" section.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Anaheim, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol "VNBC".

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Blvd. Rancho Cucamonga, CA. 91730. Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com